News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports Second Quarter Fiscal Year 2006 Results

CHICAGO, December 8, 2005 — Methode Electronics, Inc. (Nasdaq: METH), a global manufacturer of electronic component and subsystem devices, today announced operating results for the fiscal 2006 second quarter ended October 31, 2005.

Methode reported second quarter fiscal year 2006 net sales of $116.3 million and net income of $5.2 million, or $0.14 per share. This compares with net sales of $99.7 million and net income of $6.5 million, or $0.18 per share, in the second quarter of fiscal year 2005. Customer paid tooling sales this quarter were $5.2 million compared to $1.6 million in the prior year period.

Included in the results for the 2006 quarter was a $3.2 million bad debt provision, $2.1 million after tax, for receivables deemed impaired due to the bankruptcy of the U. S. subsidiaries of Delphi Corporation. Excluding this charge, net income would have been $7.3 million, or $0.20 per share. Included in the results for the fiscal 2005 second quarter was a charge of $0.8 million, for the impairment of certain assets and other expenses related to the closure of our manufacturing facility in Singapore, and $0.5 million for the cost of relocating automotive molding tools from an insolvent supplier, totaling $0.02 per share.

In the first six months of fiscal 2006, net sales were $210.3 million, compared to $184.8 million from the same period last year. Net income was $9.9 million in the first half of this fiscal year, or $0.27 per share, compared to $11.1 million, or $0.31 per share, in the first half of fiscal 2005. Excluding the second quarter bad debt provision, net income for the first six months of fiscal 2006 would have been $12.0 million, or $0.33 per share. The first six months of fiscal 2005 included the charges from the second quarter, as mentioned above. For the first six months of fiscal 2006, tooling sales were $5.9 million, compared to $1.9 million in the first six-month period of fiscal 2005.

Commenting on the results, Donald W. Duda, President and Chief Executive Officer for Methode Electronics stated, “Methode continues to perform in line with our expectations notwithstanding the challenging operating environment of the domestic automotive industry.”

Mr. Duda continued, “In other business, our power distribution unit opened its Shanghai, China operation and is currently developing prototypes in support of several business inquiries from local OEMs. We are very encouraged with the level of interest shown and look forward to this new market contributing toward Methode’s growth in the future.”

Cost of products sold increased to 79.9 percent of net sales from last year’s second quarter mark of 78.0 percent that included the cost of transferring manufacturing from Singapore to China, and automotive tooling from an insolvent molder. The current quarter increase is primarily attributable to production issues at our Shanghai manufacturing facility, higher material costs across several business lines, and price reductions on our legacy automotive products.

Selling and administrative expense was 14.3 percent and 14.0 percent for the quarter and six-month period of fiscal 2006 compared to 12.8 percent and 13.1 percent in the second quarter and first six-months of last year. Excluding the bad debt provision of $3.2 million, selling and administrative expense in the fiscal 2006 second quarter would have been 11.6 percent. This declined as a result of lower stock-based compensation costs, lower legal expense and a higher sales base.

Subject to the uncertainty of a variety of factors listed in the Forward-Looking Statement section below, Methode expects to achieve third quarter fiscal 2006 sales of between $86.0 million and $91.0 million and earnings per share in the range of $0.07 to $0.09, and fiscal year 2006 sales of between $385.0 million and $400.0 million and earnings per share between $0.50 and $0.57, that reflects the second quarter $0.06 Delphi bad-debt provision.

Conference Call

As previously announced, the Company will conduct a conference call led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, on December 8, 2005 at 10:00 a.m. Central Time. Methode invites you to listen to the webcast of this call by visiting the Company’s website at www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. You may participate on the conference call by dialing 877-407-9210. A telephone replay of the call will be available for seven days, by dialing 877-660-6853 and using the playback account number 286 and conference ID number 179847.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of electronic component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode’s website www.methode.com.

Forward-Looking Statements

Certain statements in this press release dated December 8, 2005, containing information on Methode’s second quarter reporting period for fiscal 2006, and offering guidance for its third quarter and full year reporting periods for fiscal 2006, are forward-looking statements that are subject to certain risks and uncertainties. The Company’s results will be subject to many of the same risks that apply to the automotive, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological change. Other factors which may result in materially different results include Delphi Corporation’s bankruptcy petition; other significant customer bankruptcy filings; restructuring, operational improvement and cost reduction programs currently under review by Methode; the current macroeconomic environment, including higher petroleum and copper prices effecting material and components used by Methode; potential manufacturing plant shut-downs by automotive customers and significant fluctuations in the demand for certain automobile models. In addition, market growth; operating costs; currency exchange rates and devaluations; delays in development, production and marketing of new products; and other factors set forth from time to time in the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission may also effect the Company’s results. The forward- looking statements in this press release are subject to the safe harbor protection provided under the securities law. All information in this press release is as of December 8, 2005. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Methode Electronics, Inc.
Financial Highlights
(In thousands, except per share data, unaudited)
	Three Months Ended October 31,
	2005	2004
Net sales	$116,285	$99,743
Other income	333	190
Cost of products sold	92,926	77,835
Selling and administrative expenses	16,577	12,729
Income from operations	7,115	9,369
Interest, net	507	249
Other, net	189	(174)
Income before income taxes	7,811	9,444
Income taxes	2,570	2,935
Net income	5,241	6,509
Basic and Diluted Earnings per Common Share	$0.14	$0.18
Average Number of Common Shares outstanding:
Basic	36,262	35,699
Diluted	36,489	36,041
	Six Months Ended October 31,
	2005	2004

Net sales	$210,268	$184,764
Other income	557	845
Cost of products sold	167,822	145,617
Selling and administrative expenses	29,471	24,117
Income from operations	13,532	15,875
Interest, net	1,007	362
Other, net	94	(137)
Income before income taxes	14,633	16,100
Income taxes	4,685	5,000
Net income	9,948	11,100
Basic and Diluted Earnings per Common Share	$0.27	$0.31
Average Number of Common Shares outstanding:
Basic	36,244	35,612
Diluted	36,471	35,922
Summary Balance Sheets
(In thousands)
	October 31,	April 30,
	2005	2005

	(Unaudited)
Cash	$84,642	$87,142
Accounts receivable — net	65,079	65,699
Inventories	47,032	41,583
Other current assets	10,672	10,908

Total Current Assets	207,425	205,332
Property, plant and equipment — net	91,712	92,640
Goodwill — net	27,868	24,738
Intangible assets — net	20,008	20,367
Other assets	13,822	13,604

Total Assets	$360,835	$356,681

Accounts and notes payable	$33,903	$32,406
Other current liabilities	33,640	32,819

Total current liabilities	67,543	65,225
Other liabilities	9,032	8,934
Shareholders’ equity	284,260	282,522

Total Liabilities and Shareholders’ Equity	$360,835	$356,681

Summary Statements of Cash Flows (Unaudited)
(In thousands)
	Six Months Ended October 31,
	2005	2004
Operating Activities:
Net income	$9,948	$11,100
Provision for depreciation	8,820	8,596
Amortization of intangibles	2,753	2,086
Amortization of restricted stock awards	1,004	598
Provision for losses on accounts receivable	3,150	24
Changes in operating assets and liabilities	(4,322)	(5,490)
Other	84	16

Net Cash Provided by Operating Activities	21,437	16,930
Investing Activities:
Purchases of property, plant and equipment	(11,621)	(10,312)
Proceeds from sale of building	1,712	—
Acquisitions of businesses	(5,127)	(2,671)
Acquisitions of technology licenses	(2,402)	—
Other	(199)	(95)

Net Cash Used in Investing Activities:	(17,637)	(13,078)
Financing Activities
Options exercised	598	4,456
Dividends	(3,736)	(3,581)
Repurchase of common stock	(664)	—

Net Cash Used in Financing Activities	(3,802)	875
Effect of foreign exchange rate changes on cash	(2,498)	1,445

Increase (Decrease) in Cash and Cash Equivalents	(2,500)	6,172
Cash and cash equivalents at beginning of period	87,142	61,757

Cash and Cash Equivalents at End of Period	$84,642	$67,929